      As filed with the Securities and Exchange Commission on July 19, 2001
                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    Form S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           THE MED-DESIGN CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

            Delaware                                         23-2771475
  (State or Other Jurisdiction of                         (I.R.S. Employer
  Incorporation or Organization)                        Identification Number)

                               2810 Bunsen Avenue
                            Ventura, California 93003
                                 (805) 339-0375
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                JAMES M. DONEGAN
                             Chief Executive Officer
                           The Med-Design Corporation
                               2810 Bunsen Avenue
                                Ventura, CA 93003
                                 (805) 339-0375
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:
                             ROBERT M. BERGER, ESQ.
                              Bongiovanni & Berger
                               121 S. Broad Street
                           Philadelphia, PA 19107-4550
                                 (215) 790-0060

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |__|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |__|

                                                CALCULATION OF REGISTRATION FEE
                                                ===============================

                                                          Proposed                 Proposed
   Title of Shares to be           Amount to be       Maximum Aggregate        Maximum Aggregate              Amount of
         Registered               Registered (1)      Price Per Unit (2)       Offering Price (2)         Registration Fee (1)
         ----------               --------------      ------------------       ------------------         --------------------
Common Stock, par value
$.01 per share..................     1,001,948             $33.29                 $33,354,848                   $1,052
                                     =========             ======                 ===========                   ======

       (1) Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this Registration Statement includes 875,582 shares of common stock previously registered on March 6, 2000 on a Registration Statement on Form S-3 (Registration No. 333-31858), for which a registration fee of $4,392 was paid upon filing.

       (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based upon the last sale price for the common stock as reported by Nasdaq on July 18, 2001.

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                   Subject to Completion, Dated July 19, 2001


                                1,001,948 SHARES

                           THE MED-DESIGN CORPORATION

                                  COMMON STOCK

         The selling stockholders are offering for sale 1,001,948 shares of our common stock under this prospectus. We will receive no proceeds from the sale of these shares. The shares covered by this prospectus were acquired by the selling stockholders either through the conversion of debentures purchased in July 1998 or through the exercise of options and warrants issued by us to our officers and directors or in connection with strategic alliances and acquisitions.

         The selling stockholders have not advised us of any specific plans for the distribution of the shares covered by this prospectus, but it is anticipated that the shares will be sold from time to time in negotiated transactions and in transactions (which may include short sales and block transactions) on Nasdaq at the market price then prevailing, although sales may also be made by the other methods described in this prospectus under "Plan of Distribution." The selling stockholders and the broker-dealers through whom sale of the shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and commissions or discounts paid to broker-dealers in connection with such sales and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

         The common stock is listed on Nasdaq National Market under the symbol "MEDC." On July 18, 2001 the last reported sale price of the common stock on Nasdaq was $33.29 per share.

         See "Risk Factors" beginning on page 3 for a discussion of some issues to consider before purchasing our common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  The date of this Prospectus is July __, 2001.

                                TABLE OF CONTENTS


                                                                          Page
                                                                          ----
The Company ................................................................2
Risk Factors................................................................3
Disclosure Regarding Forward-Looking Statements.............................9
Use of Proceeds.............................................................9
Selling Stockholders.......................................................10
Plan of Distribution.......................................................11
Legal Matters..............................................................12
Experts....................................................................12
Where You Can Find More Information........................................12

                                   THE COMPANY

         We are principally engaged in the design, development and licensing of safety medical devices intended to reduce the incidence of accidental needlesticks. Each safety medical device we design and develop incorporates our proprietary needle retraction technology. Our technology enables health care professionals to retract a needle into the body of the medical device for safe disposal without any substantial change in operating technique. Our products generally can be categorized into the following four groups:

         o hypodermic syringes used to inject drugs and other fluids into the body;

         o fluid collection devices used to draw blood or other fluids from the body;

         o venous and arterial access devices used to provide access to patients' veins and arteries; and

         o   specialty safety devices for other needle based applications.

         We design our products to be similar to standard non-safety medical devices in appearance, size, performance and operation. We believe that this similarity is important, because health care professionals are more likely to accept safety products that do not require a change in operating technique from products they have traditionally used.

         Becton, Dickinson and Company, a major medical technology company, is the principal licensee of our patented products. The licensing agreements we have entered into with Becton Dickinson grant Becton Dickinson the exclusive worldwide rights to manufacture and sell eleven of our patented products and, in addition to up-front cash payments, provide for continuing royalty payments based upon Becton Dickinson's net sales of the licensed products. We have entered into a licensing agreement with MedAmicus, Inc., granting MedAmicus the right to manufacture and market our Safety Seldinger Introducer Needle for certain uses and are seeking to license our other products to pharmaceutical and medical device companies or to enter into joint venture arrangements with these companies under which our needle retraction technology would be applied to their existing products.

         Our principal executive offices are located at 2810 Bunsen Avenue, Ventura, California 93003, and our telephone number is (805) 339-0375.

                                  RISK FACTORS


We have a history of net losses and anticipate we will incur continued losses for the foreseeable future.

         We have incurred significant losses since inception. As of December 31, 2000, our accumulated deficit was $25,125,190. Among other things, our ability to achieve profitability is dependent upon:

         o    the successful marketing of our products by licensees;

         o our ability to license additional products that are not currently subject to licenses or have these products distributed through joint venture or similar arrangements; and

         o our ability to develop additional products based on our core technologies.

         We have licensed to Becton Dickinson several of our products, one of which launched earlier this year and some others of which will, it is anticipated, be launched in the second half of 2001. We are unable to predict whether Becton Dickinson's marketing efforts will be successful and whether the licenses will generate meaningful revenues for us. The product we have licensed to MedAmicus, Inc. is at an earlier stage of pre-manufacturing development, and we do not anticipate that revenues from these licenses will be generated until at least the second half of 2001. Moreover, if our licensees are not successful in marketing our products, and if we are not successful in licensing additional products, we may never generate meaningful revenues, in which case our long-term viability would be threatened.

We are dependent upon our license agreement with Becton Dickinson, and if Becton Dickinson is not successful in selling, or determines not to pursue the sale of, products licensed from us, our business will be harmed.

         To date, substantially all of our revenues have been derived from "up front" license payments made by Becton Dickinson. We anticipate that royalty payments from Becton Dickinson related to sales of our products will constitute all or a substantial portion of our revenues for at least the next twelve months. Under the license agreement with Becton Dickinson, Becton Dickinson has the right to terminate such agreement upon 60 days' notice and would be subject to no further funding obligations to us with respect to the products licensed under such agreement if it were to terminate such agreement. The ability of Becton Dickinson to sell products it has licensed from us will depend on competitive factors and the resources Becton Dickinson commits to the sale of products they have licensed from us. The extent to which Becton Dickinson commits its resources to the sale of products licensed from us is entirely within Becton Dickinson's control. Becton Dickinson is not obligated to pursue the development and commercialization of these products. Therefore, our license arrangement with Becton Dickinson may not result in the successful commercialization of our products and may not generate any future royalty payments. If Becton Dickinson terminates the license agreement, is unsuccessful in developing or selling the licensed products or otherwise determines not to pursue the development and sale of the licensed products, our business will be harmed.

If we are unable to raise additional funds as required, we may have to reduce the scope of, or cease, our operations.

         We believe that we have sufficient funds to support our planned operations and capital expenditures for at least the next twelve months. The availability of resources over a longer term will be dependent on our ability to enter into licensing agreements and to receive royalty payments from our current and future licensees and our ability to enter into, and profitably operate under joint venture or similar arrangements. If we are unsuccessful in negotiating additional agreements, or if licensing revenues are insufficient to support operations, we may seek to raise funds through public or private equity offerings or debt financings.

         If we raise additional capital by issuing equity securities, our stockholders' percentage ownership will be reduced, and our stockholders may experience substantial dilution. Any equity securities issued may provide rights, privileges or preferences superior to our common stock. If we raise additional funds by issuing debt securities, we may be subject to significant restrictions on our operations. If we raise additional funds through joint ventures or other collaborations and license arrangements, we may be required to relinquish rights to our technologies or products or grant licenses on terms that are not favorable to us.

         At March 31, 2001, we had a revolving line of credit totaling $3,000,000. This facility can be used to fund working capital needs and finance capital equipment purchases. However, advances for capital equipment financing may not exceed $600,000, and borrowings are collateralized by substantially all of the company's assets. The facility expires on May 30, 2002, and there is no assurance that we will be successful in negotiating a continuation of the availability of the line of credit or the terms which will be made available to us. There were no amounts outstanding under the credit facility at March 31, 2001.

         If adequate funds are not available on acceptable terms, we may have to reduce the scope of, or cease, our operations.

Our products must receive regulatory approval in the United States and foreign jurisdictions; we rely on our licensees to obtain such approvals, and if they are not successful in obtaining or maintaining approvals, the sale of our products and our ability to realize royalty revenues would be impaired.

         Our products are medical devices subject to regulation by the United States Food and Drug Administration (FDA). The FDA regulates, among other things, product manufacture, labeling, distribution, and promotion of medical devices in the United States. Our medical devices must be cleared or approved by the FDA before they can be sold in the United States.

         Our licensees pursue regulatory approvals for products they license from us. As a result, our ability to receive royalties from licensed products may be impaired or delayed if the licensees do not devote sufficient resources to the regulatory approval effort. Moreover, obtaining FDA approval or clearance to market a product can be a lengthy and costly process which in some cases involves extensive clinical studies. Our licensees may not be able to obtain the necessary FDA authorizations to allow marketing of our products in a timely fashion, or at all.

         Even if our licensees obtain the necessary approvals or clearances, later problems with the product could cause the FDA to suspend or revoke the approvals or clearances. Also, if the FDA authorizes marketing of licensed products, our licensees will be subject to continuing requirements governing, among other things, the claims that can be made with respect to the products and manufacturing processes. We could confront similar difficulties and obstacles if, in connection with joint venture or similar arrangements, we directly pursued regulatory approvals. Failing to comply with the FDA's requirements can result in issuance of FDA warning letters, agency refusal to approve or clear products, revocation or withdrawal of approvals previously granted, product seizures, injunctions, recalls, operating restrictions, limitations on continued marketing and civil and criminal penalties.

         Although we have a manufacturing facility at our headquarters, we have used this facility only for prototype manufacturing and to determine the feasibility of high volume manufacture of a product. The devices manufactured at our facility are not used on humans. Therefore, compliance with regulatory manufacturing requirements is not required with respect to the operation of the manufacturing facility. However, we anticipate that, in the future, we may seek to manufacture and market some of our products ourselves, or enter into joint ventures or similar arrangements to manufacture and sell our products. These joint venture arrangements may require us to seek separate clearance or approval by the FDA of these products and to comply with ongoing FDA requirements for submission of safety and other postmarket information. These arrangements also may involve our assumption of commercial manufacturing responsibility with respect to some of our products. If we engage in commercial manufacturing, will be required to adhere to requirements pertaining to the FDA's current Quality System Regulation, commonly known as the QSR. The current QSR requirements govern the methods, facilities and controls used for the manufacture, testing, design, packaging, labeling and storage of medical devices.

         To market a product in the European Union (EU), a manufacturer must be entitled to affix a CE marking to the device. A CE marking is a European symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. A CE marking allows a device to be marketed in all member states of the EU, and failure to be entitled to affix a CE marking will prohibit the marketing of a device anywhere in the EU.

         The responsibilities for compliance with the CE requirements lies with the manufacturer of the device which is defined in the Medical Devices Directive
(MDD) as the party putting the device on the EU market under its name. Accordingly, we rely upon our licensees to satisfy the necessary compliance criteria and if our licensees do not devote sufficient resources to this process, our ability to receive royalties from the sale of the products will be diminished. Furthermore, the licensees may not be able to satisfy the necessary requirements to allow marketing of our products in a timely fashion or at all.

         In the case of devices incorporating a medicinal product as a single integrated product, such as the safety pre-filled glass syringe, the regulatory requirements are those relating to medicines as opposed to devices, in which case our licensees must make an application for a marketing authorization under Directive 65/65 EEC. The application must be made to one EU country, and if approved, is then mutually recognized in all other remaining EU countries. The process can be very time consuming, if authorization is granted at all.

         Our failure or the failure of our licensees to comply with the FDA and other applicable regulations could cause our business to be harmed significantly.

If we are unable to protect our proprietary technology, or to avoid infringing the rights of others, our ability to compete effectively will be impaired.

         Our intellectual property consists of patents, licenses, trade secrets and trademarks. Our success depends in part on our ability to:

         o   obtain and maintain patents and other intellectual property;

         o   establish and maintain trademarks;

         o   operate without infringing the proprietary rights of others; and

         o otherwise maintain adequate protection of our technologies and products in the United States and other countries.

         We have a number of patents and pending United States patent applications relating to our products. Patent applications filed by us or on our behalf may not result in patents being issued to us. Even if a patent is issued, the patent may not afford protection against competitors with similar technology. Furthermore, others may independently develop similar technologies or duplicate our technology.

         Our commercial success depends in part on our avoiding the infringement of patents and proprietary rights of other parties and developing and maintaining a proprietary position with regard to our own technologies and products. We cannot predict with certainty whether we will be able to enforce our patents. We may lose part or all of our patents as a result of challenges by competitors. Patents that may be issued, or publications or other actions, could block our ability to obtain patents or to operate as we would like. Others may develop similar technologies or duplicate technologies that we have developed or claim that we are infringing their patents.

         We may become involved in litigation or interference proceedings declared by the U.S. Patent and Trade-mark Office, or oppositions or other intellectual property proceedings outside of the United States. If any of our competitors have filed patent applications or obtained patents that claim inventions that we also claim, we may have to participate in an interference proceeding to determine who has the right to a patent for these inventions in the United States. If litigation or an interference proceeding is initiated, we may have to spend significant amounts of time and money to defend our intellectual property rights or to defend against infringement claims of others. Litigation or interference proceedings could divert our management time and effort. Even unsuccessful claims against us could result in significant legal fees and other expenses, diversion of management time and disruption in our business. Any of these events could harm our ability to compete and adversely affect our business.

         An adverse ruling arising out of any intellectual property dispute could invalidate or diminish our intellectual property position. An adverse ruling could also subject us to significant liability for damages, prevent us from using processes or products, or require us to license disputed rights from third parties. Costs associated with licensing arrangements entered into to resolve litigation or an interference proceeding may be substantial and could include ongoing royalties. We may not be able to obtain any necessary licenses on satisfactory terms.

         In addition, we rely on trade secrets to protect technology. We attempt to protect our proprietary technology by requiring certain of our employees and key consultants to execute non-disclosure and non-competition agreements. However, these agreements could be breached, and our remedies for breach may be inadequate. In addition, our trade secrets may otherwise become known or independently discovered by our competitors. If we lose any of our trade secrets, our business and ability to compete could be harmed.

Because we are dependent on a single core technology, we are particularly vulnerable to the development of competing products and technological change.

         All of the products we have designed and developed to date, and products we currently intend to design and develop, are based upon our proprietary retraction technology. Our focus on a single core technology makes us vulnerable to the development of superior competing products and changes in technology that could eliminate any demand for our products. Our business would suffer if a superior competing product were developed, or if there were a reduced demand for products such as ours. We may not be able to successfully develop additional products or applications.

Our products may not achieve market acceptance.

         The use of safety needles is relatively new. Although the market for syringes, fluid collection devices and infusion therapy devices is large, actual sales of our products may not be significant. Sales of our products will depend mostly upon our licensees' ability to demonstrate the operational and safety advantages of our products compared to safety medical devices developed by our competitors as well as standard syringes, fluid collection devices and infusion therapy devices. Our licensees may be unable to sell our products due to the higher cost of safety medical devices relative to standard medical devices. There may never be a significant demand for our products.

We are dependent on our licensees for the manufacture of our products.

         To date, we have relied on our licensees to arrange for the commercial manufacture of our products. Our licensees generally manufacture our products at their own facilities, although it is possible that in connection with future licenses or joint venture or similar arrangements, we may rely on third party manufacturers other than our licensees or manufacture selected products ourselves. Contracting with third parties or relying on licensees to manufacture our products presents the following risks:

         o delays in the manufacture of our products could have a material adverse effect on the marketing of our products;

         o the manufacturers may not comply with requirements imposed by the Food and Drug Administration or other governmental agencies;

         o we may have to share intellectual property rights to improvements in the manufacturing processes or new manufacturing processes for our products;

         o in those instances where we seek third party manufacturers, we may not be able to locate acceptable manufacturers or enter into favorable long-term agreements with them; and

         o    we may not be able to find substitute manufacturers, if necessary.

         Any of these factors could delay commercialization of our products and adversely affect the sale of our products.

We are dependent on the sales and marketing efforts of our licensees to sell our licensed products, and our business will suffer if our licensees do not successfully market our products.

         We currently have limited sales and marketing capabilities, and we do not intend to build a sales and marketing infrastructure for commercial sales of our products. Accordingly, we are dependent on our licensees to sell our products and generate royalties for us. If our licensees do not devote sufficient effort to the sale and marketing of our products, or are otherwise unsuccessful in marketing our products, our business will suffer.

We are dependent on key personnel, and if we are unable to retain these personnel, our business could be harmed.

         Our success depends upon the skills, experience and efforts of our executive officers and certain marketing and technical personnel. We are particularly dependent upon the services of James M. Donegan, our Chief Executive Officer. If Mr. Donegan or any of our other key personnel do not continue in their present capacities our operations could be materially adversely affected.

We are subject to product liability claims.

         The manufacture and sale of our medical devices entails an inherent risk of liability in the event of product failure or claim of harm caused by product operation. We may not be able to avoid product liability claims. Although we currently maintain product liability insurance coverage, such coverage may not be sufficient to protect us or may not remain available at a reasonable cost. If we are unable to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, we could be severely harmed if a plaintiff brings a successful product liability claim against us.

Our markets are highly competitive.

         The safety medical device market is highly competitive. Our products will compete in the United States and abroad with the safety products and standard products manufactured and distributed by companies such as:

         o   Kendall Healthcare Products Company,

         o   B. Braun,

         o   Terumo Medical Corporation of Japan, and

         o   Johnson & Johnson.

         Developers of safety medical devices against which we compete include:

         o   New Medical Technologies,

         o   Retractable Technologies, Inc., and

         o   Univec, Inc.

         Many of our competitors are substantially larger and better financed than we are and have more experience in developing medical devices than we do. These competitors may use their substantial resources to improve their current products or to develop additional products that may compete more effectively with our products. In addition, new competitors may develop products that compete with our products, or new technologies may arise that could significantly affect the demand for our products. We cannot predict the development of future competitive products or companies. We will be materially adversely affected if we are unable to compete successfully.

If we engage in any acquisition or business combination, we will incur a variety of risks that could adversely affect our business operations.

         From time to time we have considered, and we will continue to consider in the future, strategic business initiatives intended to further the development of our business. These initiatives may include acquiring businesses, technologies or products or entering into a business combination with another company. If we pursue such a strategy, we could, among other things:

         o issue equity securities that would dilute our stockholders' percentage ownership;

         o incur substantial debt, which may place constraints on our operations;

         o spend substantial operational, financial and management resources in integrating new businesses, technologies and products;

         o   assume substantial actual or contingent liabilities; or

         o merge, or otherwise enter into a business combination with, another company, in which our stockholders would receive cash or shares of the other company, or a combination of both, on terms that our stock-holders might not deem desirable.

         Moreover, any strategic business initiative may not provide anticipated benefits and could, if unsuccessful, hurt our long-term business prospects.

Because our officers and directors own a significant number of shares of our common stock, they may control all major corporate decisions, and our other stockholders may not be able to influence these decisions.

         As of July 10, 2001, our directors and officers beneficially owned or controlled approximately 17.10% of our outstanding common stock. Accordingly, such executive officers and directors, as a group, have the ability to exert significant control over the election of our Board of Directors and to determine corporate actions requiring stockholder approval including mergers, consolidations and the sale of all or substantially all of our assets. The interests of these stockholders could conflict with the interests of our other stockholders.

Our stock price is volatile.

         Historically, our stock price, like the market price of the securities of other medical device companies, has fluctuated widely, and it may be subject to similar future fluctuations in response to:

         o announcements regarding technological innovations by us or our competitors;

         o the licensing of products or the formation of joint ventures or similar arrangements by us or our competitors;

         o   government regulatory action regarding our products;

         o   the development of new products by us or our competitors;

         o   general conditions in the medical device industry;

         o   quarter-to-quarter variations in operating results; and

         o   our failure to meet analysts' expectations.

         Investors in our common stock may lose money upon the resale of their shares.

Our common stock is subject to dilution.

         As of July 10, 2001, there were 10,629,120 shares of our common stock issued and outstanding. In addition, an aggregate of 1,469,100 additional shares of our common stock are issuable pursuant to stock options granted under our Non-Qualified Stock Option Plan and warrant agreements. In addition, we are proposing to our stockholders that they adopt, at our annual meeting of stockholders scheduled to be held August 3, 2001, our 2001 Equity Compensation Plan. An aggregate of 1,200,000 additional shares of our common stock are issuable pursuant to stock options granted under our Equity Compensation Plan.

We are unlikely to pay dividends on our common stock.

         No cash dividends have been paid on our common stock. We anticipate that future earnings, if any, will be used to finance operations and expand our business. Accordingly, we do not anticipate that we will pay cash dividends in the future.

Provisions of our Certificate of Incorporation and the Delaware General Corporation Law provide barriers to takeover offers that could be beneficial to our stockholders.

         Various provisions of our certificate of incorporation and bylaws and Delaware law could delay or prevent a third party from acquiring shares of our stock.

         We have an authorized class of 5,000,000 shares of preferred stock, none of which are issued and outstanding. The Board of Directors has the authority, without shareholder approval, to issue preferred stock in one or more series and to fix the relative rights and preferences of the preferred stock, including their redemption, dividend and conversion rights. The preferred stock could have the effect of delaying, deterring or preventing a change in control. In addition, if adopted at our annual meeting of stockholders scheduled to be held on August 3, 2001, our certificate of incorporation will provide for the classification of our board of directors into three classes with staggered terms. A classified board of directors will significantly extend the time required to effect a change in control of the board of directors and may discourage hostile takeover bids for Med-Design.

         Section 203 of the Delaware General Corporation Law generally prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" is defined to include mergers, asset sales and other specified transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is defined as a person who, together with affiliates and associates, owns, (or, within the prior three years, did own) 15% or more of a corporation's voting stock. Section 203 may discourage transactions in which our stockholders might otherwise receive a premium for their shares over the then current price and may limit our stockholders' ability to approve transactions even if they believe the transaction is in their best interests.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, including the documents incorporated by reference, contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that address, among other things, acceptance of safety products by health care professionals; our expectations regarding manufacturing certain specialty devices; the ability to manufacture certain specialty devices using our assembly system; plans to rely on our joint venture partners to pursue regulatory approvals; expectations regarding the ability of our products to compete with the products of our competitors; acceptance of our products by the marketplace as cost effective; the generation of royalty revenues from our licensees; factors affecting the ability of Becton Dickinson to sell products licensed from us; sufficiency of available resources to fund operations; factors affecting the availability of capital; plans regarding the raising of capital; the size of the market for our products; our plans regarding sales and marketing; our strategic business initiatives; our intentions regarding dividends and the launch dates of our licensed products. We generally identify forward looking statements in this Prospectus using words like "believe," "anticipate," "will," "expect," "may," "could," "intend" or similar statements. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward looking statements including lack of demand or low demand for our products or for safety products generally; a determination of Becton Dickinson to focus its marketing efforts on products other than those licensed from us; delays in introduction of products licensed by us due to manufacturing difficulties or other factors; our inability to license or enter into joint venture or similar arrangements regarding our other products; unanticipated expenses relating to our manufacturing effort and other factors discussed in the Risk Factors section of this prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the common stock as of July 10, 2001 by each of the selling stockholders. Some of this information is based on information provided by or on behalf of the selling stockholders and, with regard to the beneficial holdings of the selling stockholders, is accurate only to the extent beneficial holdings information was disclosed to us by or on behalf of the selling stockholders. The selling stockholders and any of their transferees, pledgees, donees or successors, may from time to time offer and sell, pursuant to this prospectus and any subsequent prospectus supplement, any and all of these shares. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to the shares of common stock, except to the extent authority is shared by spouses under applicable law.

         The amounts shown under "Shares Beneficially Owned After Offering" assume that the selling stockholders will sell all shares owned by them. However, because each of the selling stockholders may offer all, some or none of his respective shares, we cannot provide a definitive estimate as to the amount and percentage of common stock that each of the selling stockholders will hold upon the termination of any sales.

                                                          Pre-Offering                              Post-Offering
                                            ---------------------------------------        -----------------------------
                                               Shares                                         Shares
                                            Beneficially     Percentage     Shares          Beneficially     Percentage
           Selling Stockholder                Owned (1)       of Class      Offered            Owned          of Class
           -------------------                ---------       --------      -------            -----          --------
James M. Donegan (2)(3)                       1,324,465        11.45%       184,700          1,139,765          9.43%
John F. Kelley (2)(4)(5)                        653,750         5.75%       500,000            153,750          1.35%
Michael Simpson (2)(6)                           66,666            *         66,666               0                0%
Joseph N. Bongiovanni, III (2)(7)               197,000         1.81%       100,000             97,000             *
Pasquale Vallone (2)(8)                         140,026         1.30%        39,482            100,544             *
Kien Haan and Yung San Chen  (9)                  3,000            *          3,000                  0             0%
Joseph M. Evanich (9)                            15,000            *         15,000                  0             0%
Cathy Wichert (9)                                13,000            *         13,000                  0             0%
Stephen Lampe (9)                                   100            *            100                  0             0%
Roger Favale (2)                                 10,000            *         10,000                  0             0%
Allan Coplin (2)                                 25,000            *         25,000                  0             0%
Richard Katz                                      5,000            *          5,000                  0             0%
Jon W. and Katherine Dean (9)                    20,000            *         20,000                  0             0%
Joanne and Harry Combleet (9)                    20,000            *         20,000                  0             0%

----------
*   Less than one percent

(1) Applicable percentage of ownership is based on 10,629,120 shares of common stock outstanding on July 10, 2001. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and means voting and investment power with respect to securities. Shares of common stock issuable upon the exercise of stock options or warrants exercisable currently or within 60 days of July 10, 2001 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes shares of our common stock previously issued and issuable pursuant to presently exercisable Warrants.

(3) Mr. Donegan is the Chairman, President and Chief Executive Officer of Med-Design.

(4) Mr. Kelley is a Director of Med-Design.

(5) Includes shares owned jointly by John F. Kelley and Susan Kelley.

(6) Mr. Simpson is a Director and the Chief Operating Officer of Med-Design.

(7) Mr. Bongiovanni is a Director, Vice President and Secretary of Med-Design

(8) Mr. Vallone is a Director of Med-Design.

(9) Includes shares previously issued pursuant to convertible debentures.


                              PLAN OF DISTRIBUTION

         The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders, including transferees, donees, pledgees or other successors in interest. Each of the selling stockholders will act independently of Med-Design in making decisions with respect to the timing, manner and size of any sale. Each of the selling stockholders may sell the shares on Nasdaq, or otherwise, at market prices then prevailing, at prices related to the then current market price or at negotiated prices. The shares may be sold by one or more of the following means of distribution:

  (a) a block trade in which the broker-dealer so engaged will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

  (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

  (d)    in privately negotiated transactions.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, each of the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of Med-Design common stock in the course of hedging the positions they assume with such selling stockholder. Each of the selling stockholders may also sell Med-Design common stock short or redeliver the shares to close out such short positions. Each of the selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institution of shares offered hereby, which the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented and amended, if required, to reflect such transaction). Each of the selling stockholders also may pledge shares to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended, if required, to reflect such transaction). In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than through this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer may be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(a)(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed broker or dealers.

         The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

         We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. This supplement will disclose:

         o the name of the selling stockholders and of participating brokers and dealer(s);

         o   the number of shares involved;

         o   the price at which the shares were sold;

         o the commissions paid or the discounts or concessions allowed to the broker-dealer(s), where applicable;

         o that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o   other facts material to the transaction.

         We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving the sales of shares against some liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

         The legality of the common stock offered by this prospectus has been passed upon for us by Bongiovanni & Berger, Philadelphia, Pennsylvania. Joseph
N. Bongiovanni, III, senior partner of Bongiovanni & Berger, is a Director, Vice President and Secretary of the Company.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 with respect to the shares offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information included in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information about us and the shares, please refer to the registration statement. Whenever a reference is made in this prospectus to any contract or other document, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov. (This URL is intended to be an inactive textual reference only.) You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also inspect our SEC reports and other information at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the Securities and Exchange Commission will update and supersede this information.

         We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") until this offering is completed:

         (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on March 23, 2001.

         (b) Our quarterly report on Form 10-Q for the quarter ended March 31, 2001 filed on May 15, 2001.

         (c) The description of our common stock, set forth in our registration statement on Form 8-A filed on April 7, 1995, including any amendment or report filed for the purpose of updating this description.

         You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference.

         Any statement contained in a document incorporated by reference in this Prospectus, unless otherwise indicated therein, speaks as of the date of the document. Statements contained in this prospectus may modify or replace statements contained in the documents incorporated by reference.

         You may request a copy of these filings, at no cost, by contacting:
Lawrence D. Ellis, Chief Financial Officer, The Med-Design Corporation, 2810 Bunsen Avenue, Ventura, CA 93003 (telephone number- (805) 339-0375).

                                     PART II
                     INFORMATION REQUIRED IN THE PROSPECTUS

         Item 14. Other Expenses of Issuance and Distribution

         The following table sets forth the expenses incurred in connection with the offering described in this Registration Statement. All of such amounts (except the SEC registration fee) are estimated.

SEC Registration Fee................................................. $ 1,052
Legal Fees and Expenses..............................................  15,000
Accounting Fees and Expenses.........................................   7,500
Miscellaneous........................................................       0

Total................................................................ $23,552

         Item 15. Indemnification of Directors and Officers

         Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any willful or negligent payment of an unlawful dividend, stock purchase or redemption, or (d) for any transaction from which the director derived an improper personal benefit. Article 10 of our Certificate of Incorporation provides that the personal liability of our directors is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.

         Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision.
Article VII of our Bylaws provides that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was our director, officer and, if designated by our Board of Directors as an authorized representative, our employee or agent, against certain liabilities, costs and expenses. Article VII further permits us to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not we would have the power to indemnify such person against such liability under the DGCL.

         We have purchased directors and officers liability insurance.

         Item 16. Exhibits

         The following exhibits are filed as part of this Registration
Statement:

Exhibit
Number                                  Description
-------                                 -----------

5      --   Opinion of Bongiovanni & Berger regarding legality of securities being registered
23.1   --   Consent of Bongiovanni & Berger (included in its opinion filed as
            Exhibit 5 hereto)
23.2   --   Consent of PricewaterhouseCoopers LLP
24     --   Powers of Attorney (included as part of the signature page hereof)

       Item 17. Undertakings.

       The undersigned registrant hereby undertakes:

            (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ventura, State of California, on July 18, 2001.

                                          THE MED-DESIGN CORPORATION

                                          By: /s/ JAMES M. DONEGAN
                                              ----------------------------------
                                              James M. Donegan
                                              President, Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints James M. Donegan, Joseph N. Bongiovanni, III and Lawrence D. Ellis, or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement and a related registration statement that is to be effective upon filing under the Securities Act of 1933, and in each case to file the same, with all exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitute or substitutes may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                Title                                                   Date
---------                                -----                                                   ----
/s/ JAMES M. DONEGAN                     Chairman of the Board, President and                    July 18, 2001
--------------------                     Chief Executive Officer
James M. Donegan                         (Principal Executive Officer)

/s/ LAWRENCE D. ELLIS                    Chief Financial Officer                                 July 18, 2001
---------------------                    (Principal Financial and Accounting Officer)
Lawrence D. Ellis

/s/ JOSEPH N. BONGIOVANNI, III           Director                                                July 18, 2001
------------------------------
Joseph N. Bongiovanni, III

/s/ MICHAEL SIMPSON                      Director                                                July 18, 2001
-------------------
Michael Simpson

/s/ GILBERT M. WHITE                     Director                                                July 18, 2001
--------------------
Gilbert M. White

/s/ VINCENT PAPA                         Director                                                July 18, 2001
----------------
Vincent Papa

/s/ PASQUALE VALLONE                     Director                                                July 18, 2001
--------------------
Pasquale Vallone


/s/ RALPH BALZANO                        Director                                                July 18, 2001
    -------------
Ralph Balzano

/s/ JOHN BRANTON                         Director                                                July 18, 2001
    ------------
John Branton

/s/ JAMES E. SCHLEIF                     Director                                                July 18, 2001
    ----------------
James E. Schleif

/s/ RICHARD BERGMAN                      Director                                                July 18, 2001
    ---------------
Richard Bergman


                                  EXHIBIT INDEX



Exhibit
Number                                      Description
-------                                     -----------

5       --   Opinion of Bongiovanni & Berger regarding legality of securities being registered
23.1    --   Consent of Bongiovanni & Berger (included in its opinion filed as
             Exhibit 5 hereto)
23.2    --   Consent of PricewaterhouseCoopers LLP
24      --   Powers of Attorney (included as part of the signature page hereof)